Exhibit 99.B

November 21, 2006

Scott and Elaine Montgomery

Montgomery Living Trust

701 Ocean Avenue, No. 210

Santa Monica, CA 90402

                Re: Amendment to Securities Purchase and Option Agreement dated as of December 19, 2005 to provide for substitution purchase of Shares subject to 2005 Option Exercise

                Scott and Elaine:

                This letter agreement amends that certain Securities Purchase and Option Purchase Agreement dated as of December 19, 2005 (the “Purchase Agreement”) by and among Scott Montgomery, Elaine Montgomery, The Montgomery Living Trust Dated September 28, 2000 (collectively, the “Sellers”), and James O. Pohlad, Robert C. Pohlad, and William M. Pohlad (collectively, the “Purchasers”).  Capitalized terms used but not defined in this letter agreement shall have the meanings given them in the Purchase Agreement.

                In lieu of the purchase of Shares required on the first business day following the one-year anniversary of the 2005 Option Exercise pursuant to Section 2(a) of the Purchase Agreement, the Sellers hereby agree, on and as of the date hereof, to sell, assign, transfer, convey and deliver to Purchasers, and the Purchasers agree to purchase from Sellers on a pro rata basis, 40,875 Shares to be designated by Sellers, free and clear of all Liens for the Purchase Price.  The foregoing applies only to the Shares issued as a result of the 2005 Option Exercise and does not apply to any Remaining Option Exercise.  The parties acknowledge that the number of Shares sold hereby has been adjusted to reflect the stock split effected in the form of a stock dividend paid April 14, 2006.  The purchase and sale of the Shares effected hereby is subject to all other terms and conditions set forth in the Purchase Agreement.

                The parties further amend the Purchase Agreement by adding the following language to the end of Section 10: “This Agreement shall survive the consummation of any merger of the Company with another entity or entities other than a merger in which the Sellers do not receive or retain any equity securities of the surviving entity in exchange for their Shares, Options and/or Equity Interests (a “Non Cash-Out Merger”). In the event of a Non Cash-Out Merger: (i) all references in this Agreement to Shares, Options, Equity Interests and any other instruments evidencing ownership interests or securities convertible into or exercisable for any ownership interests in the Company shall refer to the equivalent ownership interests or convertible or exercisable securities in the surviving entity; (ii) references to the Company shall mean the surviving entity; and (iii) appropriate adjustments shall be made in the number and class of shares of the surviving entity of any Non Cash-Out Merger to be purchased hereunder after giving effect to any applicable exchange ratio.”

In addition, Section 6 of the Agreement is amended by deleting the words “or shares” after the word “cash” under (i) in the first sentence of that Section.

The provisions set forth in the Purchase Agreement and not amended or altered by this letter agreement shall remain in full force and effect and shall apply to this letter agreement unless to do so would be inconsistent with the intentions of the parties as expressed herein.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This letter agreement may be executed by a party by facsimile transmission of the party’s signature, and such facsimile copy shall have the same force and effect as any originally-signed document delivered in person.

Very truly yours,

James O.Pohlad
James O. Pohlad

/s/ Robert C. Pohlad
Robert C. Pohlad

/s/ William M. Pohlad
William M. Pohlad

Accepted and agreed to by:

/s/ Scott A. Montgomery
Scott A. Montgomery

/s/ Elaine B. Montgomery
Elaine B. Montgomery

THE MONTGOMERY LIVING TRUST
DATED SEPTEMBER 28, 2000

By:	/s/ Scott A. Montgomery, Trustee
Scott A. Montgomery, Trustee

November 21, 2006